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Conference Call Transcript

Microchip's Announcement of Acquisition of Microsemi Corporation

Event Date/Time: March 1, 2018 / 09:30 PM GMT

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
MCHP - Microchip Technology Inc Analyst and Investor Day

EVENT DATE/TIME: March 01, 2018 / 09:30PM GMT

CORPORATE PARTICIPANTS
Ganesh Moorthy Microchip Technology Incorporated - President & COO
James Eric Bjornholt Microchip Technology Incorporated - VP & CFO
Richard J. Simoncic Microchip Technology Incorporated - VP of Analog Power & Interface Division
Steve Sanghi Microchip Technology Incorporated - CEO & Chairman

CONFERENCE CALL PARTICIPANTS
Christopher Adam Jackson Rolland Susquehanna Financial Group, LLLP, Research Division - Senior Analyst
Christopher Caso Raymond James & Associates, Inc., Research Division - Research Analyst
Craig Andrew Ellis B. Riley FBR, Inc., Research Division - Senior MD & Director of Research
Craig Matthew Hettenbach Morgan Stanley, Research Division - VP
Harsh V. Kumar Piper Jaffray Companies, Research Division - MD & Senior Research Analyst
James Wang KeyBanc Capital Markets Inc., Research Division - Associate
Kevin Edward Cassidy Stifel, Nicolaus & Company, Incorporated, Research Division - Director
Krysten Sciacca Nomura Securities Co. Ltd., Research Division - Research Analyst
Mark Trevor Delaney Goldman Sachs Group Inc., Research Division - Equity Analyst
Rajvindra S. Gill Needham & Company, LLC, Research Division - Senior Analyst of Microcontrollers, Analog & Mixed Signal; Consumer IC & Multi-Market
Raymond Joseph Rund Shaker Investments, L.L.C. - Head of Research and Chief Compliance Officer
Vijay Raghavan Rakesh Mizuho Securities USA LLC, Research Division - MD of Americas Research & Senior Semiconductor Analyst
Vivek Arya BofA Merrill Lynch, Research Division - Director
William Shalom Stein SunTrust Robinson Humphrey, Inc., Research Division - MD

PRESENTATION
Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Welcome, everyone. Welcome to the Microchip's Inaugural Analyst Day. It's the first time ever that so many of our investors and analysts are here under our roof. We're humbled by your presence. We know we gave you a very short notice, about a couple of weeks, to arrange your trips to come to this Analyst Day. Hopefully, you know why. We wanted to coincide the acquisition with this Analyst Day. There are a lot of moving parts when you do an acquisition. To bring all these things together in a given day is a herculean task. We were completely prepared. If that acquisition didn't come together today and needed another week or so, we would have had just only talked about our organic business. So we had a plan B, but I'm glad we are executing plan A. So welcome, everyone.

[Certain text was omitted at this place in the transcript as the omitted portion was not relevant to the pending acquisition of Microsemi Corporation.]

So I'll begin with the safe harbor. Today, we'll be making some projections and other forward-looking statements regarding the future financial performance of Microchip. These involve predictions and the actual results may vary materially. So I refer you to Microchip's filings with the SEC regarding some important risk factors. This is a larger version of it for the acquisition. We'll consider it read and into the record.

So with that, here is the agenda today. I'll go through the overview of Microchip and value proposition, and then we will take your questions. This will be the organic part of the business. Then I'll cover the Microsemi acquisition, and then we'll take questions on that. Followed by that, Ganesh Moorthy, President and COO, will talk about how our products are enabling smart, connected and secure applications. Rich Simoncic will talk about total system solutions and Eric with financial metrics. After my 2 presentations, we'll also take a break, and then we'll cover the other 3.

[Certain text was omitted at this place in the transcript as the omitted portion was not relevant to the pending acquisition of Microsemi Corporation.]

So with that, I'll briefly summarize the Microchip 1.0, which is the last 25 years or so of our history, and then go into the Microchip 2.0. During Microchip 1.0, we saw a very consistent growth, perennial market share gains, high-margin business model, shareholder-friendly with consistently increasing dividends and free cash flow and a very successful M&A strategy. So this is the annual net sales growth showing 109 consecutive quarters of profitability. This is non-GAAP because sometimes, acquisitions bring a lot of charges and taxes and other stuff. This is a tremendous graph, from a humble $80 million, $90 million when we went public to a company that's closing on $4 billion and with today's acquisition, approaching approximately $6 billion. The largest business is microcontroller, followed by analog in blue, followed by memory and license.

This is the worldwide microcontroller market share ranking. In 2003, we were #8. We were #25 in 1990. But even since 2003, in the last decade-plus, we ranked from #8 to #3 position in microcontrollers.

This is the numerical share. It's measured by our revenue divided by revenue that the SIA posts. And you know the SIA data doesn't quite jive with the Gartner data. There are differences. But Gartner puts out a number once a year. SIA puts out a number every month. So for any kind of numerical tracking, as long as we do it consistently, and we do, we plot against the SIA. And this is kind of what it shows.

So when we bought -- a lot of organic growth here over the years. And then the big jump in 2016 was with the Atmel acquisition. And then this is after we acquired Atmel. We had another year of significant market share gains. So this one continues.

This is the growth of the analog business. It's now $950 million annualized based on fiscal year '18 run rate, so one quarter missing out of that.

Historical financial performance. You can see the revenue growth on the top left; on the top right, gross margin percentage. So despite buying numerous acquisitions during that time, whose gross margins were substantially below ours, we fixed them, improved them, brought them into our manufacturing, raised some prices. And resulting gross margins are higher than where we were 4 or 5 years ago.

Bottom left is EBITDA in dollars and margins. So even the EBITDA margins have also increased. EBITDA dollars have more than doubled. And then the free cash flow, very, very substantial free cash flow, which helped us pay down essentially most of the debt we had from the Atmel acquisition and prior acquisitions. Now we are getting ready for the next acquisition.

Expanding our solutions through acquisitions. You have seen us through many of these acquisitions. Many of these are small, unknown, private companies, but a handful of really public companies, large acquisitions that you were aware of them like Atmel, Micrel, Supertex, Silicon Storage Technology. They've all been integrated into Microchip's system, adding enormous value to Microchip. And it is expanding our solution through all these acquisitions as well as organic product growth internally, which really then builds the foundation for what I will go into next, which is Microchip 2.0, in which is our vision is to be the very best embedded control solutions company ever, products and applications that are smart, connected and secure. Now Ganesh Moorthy, in his presentation, will take you through smart, connected and secure very eloquently. I will not cover that part of it.

[Certain text was omitted at this place in the transcript as the omitted portion was not relevant to the pending acquisition of Microsemi Corporation.]

This is a revenue by end markets. Our 2 largest markets are industrial and automotive, which give pretty sticky socket, high margin, 60% of our business. Consumer for us is not consumer electronics. Consumer for us is not the Samsungs and other consumer electronics of the world. Consumer for us is more dominated by appliances, households, drones, and I have some pictures, many of those kinds of things other than your cellphone. That's the kind of business we don't like. It's usually lower gross margin and fast-moving.

And then computing, communication, defense and aerospace are smaller. Incidentally, those 3 are the largest segments for Microsemi. And I'll show you in the second half of my presentation that they are stronger where we have less exposure. So together, it gives a dramatic cross-selling opportunity and it makes us probably much more homogeneous.

So summarizing the first part of the presentation that largely talked about our organic business. We are a consistent revenue grower and market share gainer with multiple growth drivers, a high-margin business model and shareholder-friendly, successfully managed the soft landing with seasonal March quarter and a strong expectation for June quarter with a record backlog. One caution I would give you is we went out of the way to share a lot of internal data to read the tea leaves. Don't expect us to bring that every day. That was kind of onetime here because there was so much nervousness on The Street regarding -- because of the disconnect in March. So that was a onetime thing.

Premium long-term non-GAAP financial model to 62.5% gross margin, 22.5% operating expenses and 40% operating income. Last quarter, it was 39.5% operating income. So we're pretty much on the heels of the 40%. Executing on Microchip 2.0, total system solutions, smart connected and secure.

So state of the union at Microchip is very strong. That state of the union got attacked after the January announcement. But hopefully, I took some [time] to convince you today that state of the union at Microchip is very strong.

So with that, I will take questions on the organic business of Microchip, first, from this audience. Then we'll have the operator to open it to the audience from the web or on the phone. And then we'll go into the second part of the presentation where we will cover Microsemi acquisition. So if you have a question, please raise your hand and let the mic get to you.

QUESTIONS AND ANSWERS

[Certain text was omitted at this place in the transcript as the omitted portion was not relevant to the pending acquisition of Microsemi Corporation.]

William Shalom Stein - SunTrust Robinson Humphrey, Inc., Research Division - MD
Bill Stein from SunTrust. I understand you're taking the organic (inaudible). I'd like to maybe address something that came up on the call and the aftermath of that...

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Maybe you need to get closer to...

William Shalom Stein - SunTrust Robinson Humphrey, Inc., Research Division - MD
Sorry. So on the one hand, you talked about how investors -- to understand what we should have expected for the March guidance, we should look to historical seasonality for Microchip, let's say, heritage Microchip ex-Atmel and then weigh in what Atmel's seasonality is. So I understand that, but I think if I were to do that, I wouldn't come anywhere close to high single-digit organic growth if I string those seasonalities together. So can you help us square those 2 data points? I think Atmel had actually negative growth in the last few years. And so that seasonality is certainly not what you're sort of proposing.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So that's really why we can't [for quarter] the seasonality and sit down with you and say this is the seasonality for the other quarter because Atmel was a broken franchise. In 2015, the business was down, I think, 24%. So when you have that kind of business and combined Microchip, Atmel business has grown every year, every quarter since we have bought them, other than the seasonality part of that. So you got to take the data with a grain of salt. March quarter seasonality was real. It was masked last year. Yes, it's not only The Street that made the error. We made the same error. So we could have corrected you, but we didn't report it either until we were right upon it. But if you kind of do that number for every year and take the declining Atmel business and add it to our growing business, you'll get 0 growth for the year. And if you believe that, then I can't help you. But we have to really establish a new seasonality and a new number. And March quarter was just so much more pronounced because of the kind of business. But the rest of it, work with the guidance and I think you'll be okay.

William Shalom Stein - SunTrust Robinson Humphrey, Inc., Research Division - MD
So maybe as a follow-up, should we think about seasonality being different than sort of that weighted average because of all the improvements you've made to Atmel but perhaps directionally quarter-to-quarter sort of that that's what we should look to, the...

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Yes. And even now, we do not know how to completely modulate Atmel's seasonality from a declining business to a growth business. Is the seasonality exactly the same as the declining business had versus a growth business? That's why this is the first clean year. Last year had a lot of noise as we were integrating and raising prices and adjusting things. And I think that's a challenge we didn't fully realize. Most of our acquisition were relatively small. They moved some needle but they were not large enough to change the seasonality. Atmel was nearly 40% of the business when we bought them. And the largest acquisition, Micrel, was $200 million of business when we bought them. So this one was very sizable. And we largely changed the complexion of it, the kind of customers we're going after, the kind of markets we're going after. No more shooting for fences -- swinging for fences, raising some prices. So it's a new game, and I think we got to -- bear with us a few quarters as the new seasonality emerges. Unfortunately, we will get married again with Microsemi. Sir, talk into the mic.

[Certain text was omitted at this place in the transcript as the omitted portion was not relevant to the pending acquisition of Microsemi Corporation.]

Harsh V. Kumar - Piper Jaffray Companies, Research Division - MD & Senior Research Analyst
Steve, Harsh Kumar Piper Jaffray. So I looked at the charts that you presented, I'm kind of forced to ask myself, where is the soft landing? I see you use the term, and I see you use the 7% to 9% soft landing to 7% to 9%. But really, was it just a timing situation where things just fell off as they always do at Chinese New Year? And would you say that 7% to 9% is still a good thing for us to think about, at least for the near term, midterm? And then also, as you talk to your customers, I'm curious if you've noticed any change in their body language, particularly since this tax laws come out. Are they feeling better, worse? Or any kind of color since you guys have a lot of customers.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So soft landing, I showed the June quarter with the 5% growth guidance. June quarter will be up 6.3% over June quarter last year. And that's below a little bit from that 7% to 9% range, so that's kind of a soft landing. Often, industry is known for a crash landing where business goes minus 5%, minus 10%, and you've seen that in the past with various companies. If we're just that much out of the range and who knows, maybe better than that, I think that's really what's the soft landing. The second part of your question, what we hear from customers, I think comments we received from customers, suppliers, other business leaders that I meet routinely, the impact of tax law is universally positive. I mean, I haven't heard anything negative. Small businesses that largely were exposed to U.S., it's a bonanza for them. Tax rate goes from 35% to 21%. The businesses that were international and ship a lot of business elsewhere where their tax rates were lower, like ours were, our tax rate didn't change. Our tax rate, we give you guidance of about the same, 9%, relatively unchanged. But what we got was we can use all of our foreign cash now. And we've got a couple of billion dollars of foreign cash. And if we had done this acquisition, Microsemi acquisition, without the new tax law and not having advantage of the $1.6 billion we're using out of our treasury, this would have been overseas and either we're going to have a complicated, some sort of structuring where we can use our foreign cash to buy some foreign assets or leverage it higher in the U.S. and not be able to use that money. So I think that's very universally positive. So I think it's creating economic activity. GDP growth is showing it. I don't see there's any negative in it.

Okay. Let's take a couple of questions maybe from -- operator, can you see if there are any questions from the web audience?

Operator
Thank you. (Operator Instructions) And our first question comes from Vivek Arya with Bank of America Merrill Lynch.

Vivek Arya - BofA Merrill Lynch, Research Division - Director
Congratulations on the Microsemi announcement. I actually, Steve, had a clarification and a question. The clarification, what is your specific smartphone exposure? I know it's pretty small, but what is it now versus what it was pre-Atmel? And then on the question, I wanted to revisit this growth question that was asked before. So I think for June, you're guiding to 6.3% year-on-year. Is that a sustainable growth rate for the year given the record backlog and strengthened trends? And importantly, what is the difference between conditions now versus when you laid out the target to grow at a somewhat higher pace?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Well, I think it's just a different form of asking the question, what happens in all the other quarters? And like I said, we have essentially 1 year experience with Atmel while fixing their business while raising their prices. So there is not enough data to bank on. The drop in the first quarter was so significant that we realized that we couldn't overcome and that would be negative and will affect seasonality. But I don't think we are totally comfortable laying that out for every quarter. And if the Microsemi acquisition closes in June, it's going to change a lot of the things anyway. And then we have to refigure out what the combined company growth rate is. So I think I probably can't answer your question. But organically, we are not looking at it any differently. We're not changing our target. We're not changing our growth rate. Eric will talk about it in his presentation, show you a future model. And we're comfortable that with TSS, total system solution, the higher attach rate we're getting, by the time you see Ganesh's presentation, by the time you see Rich Simoncic's presentation, hopefully gives you more comfort that those numbers are achievable.

[Certain text was omitted at this place in the transcript as the omitted portion was not relevant to the pending acquisition of Microsemi Corporation.]

Christopher Caso - Raymond James & Associates, Inc., Research Division - Research Analyst
I just had a question about lead times. And on the most recent earnings call, you had seemed to indicate that the lead times for at least, I guess, some but not all of the products were returning to the normal levels, 5 to 8 weeks. Could you clarify what portion of products still have elevated lead times now? And I guess as those lead times start to come down due to the capacity additions, do you anticipate any changes in order patterns or book-to-bill rates as those remaining products come down? Or should we be pretty stable from here?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
I don't think we have any updates since only a month ago when we gave you update in our earnings call. We didn't really prepare for that. I don't really have any different answer than what we gave you at the earnings call. So the next update, we'll give you again in the next earnings call. You're going to have to think about where our energy has been. We set this Analyst Day about 2.5 weeks ago, and we've been working on this acquisition probably for about 4 months now. And trying to have it land on the day, I signed the deal one minute before market close today, 3:59 PM New York time, this was a Herculean task. We probably all lost some weight trying to get there. So some of the answers, probably we didn't spend time to prepare for that.

[Certain text was omitted at this place in the transcript as the omitted portion was not relevant to the pending acquisition of Microsemi Corporation.]

PRESENTATION
Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Okay. Wonderful. Thank you.

So let's move to the Microsemi acquisition. One more time, a very long forward-looking statement. Many of you in the room may also be investors in Microsemi. In that case, you would be voting on the merger agreement when the proxy is filed. So therefore, you need a longer safe harbor statement, and we will assume that this has been read and into the record second time.

This deal leaked a couple of times in the last month. So I don't think there is a person in the room that hasn't looked at who Microsemi is, unless you're living in a cave. So -- but I know you're not. You're constantly connected. So I'm going to go through this very quickly. You know who Microsemi is, many of you know, and many of the analysts in the room even cover Microsemi.

So they have strong complementary portfolio of specialized Ethernet, storage, optical networking, microcontrollers, FPGA, wireless, timing, analog and mixed signal products. I already covered that they are stronger in the end markets where we have less exposure. Defense, aerospace, data center and communications market is 80% of their business. That is only about 14% of our business, so there is a lot of cross-sell opportunities.

Fiscal 2017, their fiscal year ends in September 30, 2017, with a revenue of approximately $1.8 billion. First company we're buying in a string of acquisitions where their gross margin is higher than ours, so we have to work harder to get ours there. 64% non-GAAP gross margin, 32% non-GAAP operating margin.

Fiscal first quarter, which ended in December, their revenue was $468.7 million, 63.2% non-GAAP gross margin and 32.2% non-GAAP operating profit. Both gross margin and operating margin were slightly lower in the December quarter because in that quarter, they acquired a business unit of Knowles, which was a timing product business unit that had a substantially lower gross and operating margins than their own. In fact, in the current quarter, they will have the entire acquisition. Last quarter was partial. So that was the impact of that.

Diversified global customer base and channels. 64% of the revenue is in Asia and Europe. 49% of the revenue is through distribution. Net debt of $1.8 billion on the balance sheet. And they're headquartered in Aliso Viejo, Southern California, near Los Angeles. Approximately 4,800 employees worldwide.

So strategically and financially, a very compelling transaction. It strengthens Microchip's presence in those 3 segments where we have less exposure: defense, aerospace, data center and communication.

Expands our Ethernet portfolio. So we first got Ethernet portfolio through acquisition of SMSC, and we have done extremely well with it. It's a very, very good, very high margin growth business. We, in fact, got some more with the Micrel acquisition, and now we'll get even some more with this Microsemi acquisition. So expand that portfolio to serve the industrial IoT, enterprise and carrier markets. It adds some specialized microcontrollers to serve the storage market, enterprise storage and optical networking. It extends Microchip's portfolio of timing, low-power wireless, analog power and mixed signal solutions.

So it's kind of building on acquisitions. Where did we get the timing products? It came from Micrel. Low-power wireless came with some -- every company we had bought had some sort of wireless exposure. ISSC had some and Atmel had some and ZeroG had some, and Roving Networks had some. There were a couple of private companies. Analog power, Micrel had some. Mixed signal solutions, SMSC had some. And we built our own products too in all of these markets. But it extends our portfolio really in all these markets with help of Microsemi products.

It adds discrete and FPGA as new product capabilities to add to the portfolio, drives much further scale in manufacturing, customer reach and sales channels. It adds a patent portfolio of over 1,500 patents to our strong portfolio. And synergy, significant EPS accretion. The deal is accretive on day 1 without doing anything, without any synergies. But we have identified $300 million in estimated synergies in third year after close.

And we're assuming a June close. There is a very little product overlap with the company, and so we think the regulatory approval should be relatively quick. And it takes 3 or 4 months to get the shareholder votes, so that's where we begin.

SAM expansion. So Microchip currently serves about a $32 billion market: $15 billion in microcontroller, $17 billion in analog and mixed signal. That's the total served available market. That's not a share of that market, I wish it was. Microsemi serves about an $18 billion market across all their products. So combined together, we will be serving a $50 billion market.

End market diversification, I've kind of talked about it off and on. The left pie on the top shows our end market exposure, the Microsemi end market exposure. The 3 areas where we have lower exposure, computing, communication and aerospace, those are the largest ones for them. And then the bottom shows the combined 2 companies, and you can see how homogeneous the pie becomes. Industrial staying the largest and automotive staying #2, followed by consumer, communications and computing.

So in this slide, again, the red bar shows you the percentage exposure in each of the end markets, ending with the blue bar. Below that, there is some application examples, where the industrial parts go, where the automotive go, where the consumers ago, communication in the communication infrastructure, computing largely in the data centers, and aerospace and defense in rockets and engines and planes and missiles and everything else. And on the top, it just shows you the various product lines. So we have microcontrollers, analog, mixed signal, interface, memory, power management, switches and controllers, high-rel discrete, those coming from Microsemi, enterprise storage coming from them, FPGA coming from them. So combined capability has become quite enormous.

Very highly profitable financial model. So what I've done on this slide is these numbers are December 2017 quarter times 4 for both companies, so December quarter annualized. So Microchip last quarter annualized was almost $4 billion in sales, 61.4% gross margin and going to the bottom, 39.4% operating profit. Microsemi was about $1.875 billion annualized. A little higher gross margin, 63.2%, and an operating income of 32.2%.

And then the next column is a mathematical addition of Microchip plus Microsemi and what the long-term outlook we're looking at. So long-term model, we believe combined companies, we can add another 100 bps to the combined company gross margin. They recently acquired an acquisition that took their gross margin lower, and I think that can be improved. And Microchip itself is working from 61.4% to 62.5%. So each company adding 1% of gross margin, I think that's where it leads up.

And then if I just go all the way to the bottom, operating income, we are pretty close to 40%. And today, we're raising that target to about 40.5%. With the scale of the combined company and manufacturing efficiency, we can achieve synergies in R&D and other things coming from the acquisition. I believe that's something we can achieve.

Synergy and accretion expectations. So transaction is expected to be immediately accretive to our non-GAAP earnings per share. Short term, we're targeting 18% growth in non-GAAP EPS from fiscal year '18 to fiscal year '19, with accretion from Microsemi and continuous improvement and growth in our own business. This is assuming June 2018 close. If the close pushes out, then some of these numbers would change because the accretion would start later. Microsemi in this June close assumption will add about $0.75 of non-GAAP EPS accretion annualized run rate in the first year after close. So there'll be at some rate, but by the end of the first year, it's a run rate of $0.75. Longer term, which is third year after close, which would be our fiscal year '21, again assuming a June close, $300 million in synergy from cost saving and revenue growth. Microsemi will contribute approximately 1.75 of non-GAAP -- $1.75 of non-GAAP EPS. We're targeting consolidated Microchip non-GAAP EPS of approximately $8 per share.

So a little bit of caution. I know you guys are good in math, analysts. And I know this is what you would do. You will take $8, take out $1.75, get the organic number, look at the number now, do the percentages, and hit me with my own data. "Oh, that doesn't show this growth, that growth." Please don't do that. You have our history, we leave some room. The numbers could be conservative. There's a lot of work to do when you acquire such a large company. You have to shift some focus on what you are going to do to what you have to do and look at the combined company opportunities and pull through the funnel what is the most desirable, where the largest leverage is. And so don't please take this data and hit us with our own data. It represents non-GAAP EPS growth of over 14% for the year for Microchip from fiscal year '18 to fiscal year '21. And it extends Microchip's record of organic as well as acquisition-driven revenue and non-GAAP EPS growth.

So summary of the transaction, I know the news came out at 4:03 New York time, and then you were working here at that time, so you may not have time to kind of look through what we said in the press release, it's a transaction value of $10.15 billion. There's $8.34 billion we're paying for the equity, and the other $1.8 billion of net debt for Microsemi adding up to $10.15 billion. The price of the deal is $68.78 per share in all cash to Microsemi shareholders.

The transaction is -- so you know, this could be the a-ha moment, "Wow, $10.15 billion. How are you going to fund it?" Well, I ask the same question, and I do have the answer. So the transaction is being funded through a combination of $1.6 billion of cash from combined company balance sheet. Most of it is ours, but some of it from theirs. And here, we can use all the foreign cash now. Between now and close, we generate about $600 million of free cash between Microchip and Microsemi. So JPMorgan, our financial adviser, has given us a free cash flow bridge, and that bridge disappears over the next few months as we raise that cash.

$3 billion is coming from our existing line of credit. The line of credit is about $3.15 billion. As part of this process, we're also expanding the line of credit, so we'll have some more headroom in it, but we will draw out $3 billion from existing line of credit, and then there'll be approximately $5 billion of new debt. A large portion of this new debt is going to be Term Loan B, which will be prepayable.

So pro forma net debt to EBITDA leverage starting at transaction close will be 4.7x, and that may look shopping -- shocking. However, the combined company's business is a very high margin, sticky sockets, industrial, automotive, defense, aerospace. I mean, these are not consumer electronics businesses where a large customer change the design from you to somebody else. So it's a very predictable business, and we'll be generating right away approximately $2.4 million -- billion of EBITDA per year run rate. This is 4 quarter backward looking, EBITDA of about $2.4 billion.

From that, paying for interest, paying for taxes, paying for dividend, after all of that, we'll be generating approximately $1.4 billion of free cash flow per year starting right away. And with the growth, and as we add synergy, that number grows with synergy and with growth, with $1.4 billion right away. So therefore, we plan to rapidly deleverage post transaction close through a combination of growth in free cash flow and the EBITDA expansion. So debt would be coming down, EBITDA would be growing. And coming from both sides, our denominator getting larger and numerator getting smaller, we will get that leverage down rapidly.

Expect the transaction to close in CQ2 2018, subject to customary closing conditions and stockholder as well as regulatory approvals.

So summarizing this part of our presentation. Microsemi adds strong complementary product lines, which supports the Microchip 2.0 strategy. Strength in the end market is very different for 2 companies. Combined company would be essentially strong in all those markets. Microsemi adds further operational and customer scale in a consolidating industry. Transaction creates significant stockholder value from strong non-GAAP EPS accretion. And it's really, this acquisition is the next step in Microchip's track record of successful M&A. And we strongly believe that this will be another compelling transaction that we would look back and say, "My God, this was a home run."

So with that, I'll take your questions again. First, from the audience which are present here, then we'll open it up for the conference call.

QUESTIONS AND ANSWERS
Craig Andrew Ellis - B. Riley FBR, Inc., Research Division - Senior MD & Director of Research
Craig Ellis, B. Riley. Can you speak to divestiture potential, and to the extent that those would be considered, what the criteria is that you would use and whether that would be considered in the $300 million of long-term synergies?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So currently, we are not anticipating any divestitures from the Microsemi business. We usually don't do a lot of divestitures. We didn't do any divestiture in SMSC. We didn't do any divestiture in Micrel. We didn't do any divestiture in Supertex, any of our other smaller acquisitions. In Atmel, we did one very, very small divestiture, which was a $19 million deal of really a very deteriorating, going down, touch cellphone kind of the business they had. And every time we do a transaction, there's a large amount of speculation. Some of you kind of tend to jump the gun and forecast Microchip. When the deal leaked out, I've already read articles, and I've gotten calls from bankers, "I can help you sell the PMC-Sierra business. I can help you sell FPGA. I can sell you this and that." We don't do a lot of divestitures. These are all great running businesses, high margin, sticky sockets, tremendous cash flow, and they will help us to get the leverage down. There is no plan for any divestitures. I pick Harsh. Harsh?

Harsh V. Kumar - Piper Jaffray Companies, Research Division - MD & Senior Research Analyst
I had a couple of questions. This deal is so massively accretive, there was a lot of speculation that there would be other people that would come in and try to drive the price up as they try to get Microsemi. Can we assume, since we're doing this meeting now, that the window for that has closed, that this is now yours? And then secondly, Microsemi was in a lot of areas that are not familiar to you. You've certainly shown ability to get into new areas and make them work. But things like data center, optical stuff, PON, et cetera, can you maybe talk about some of the challenges you might have as you look at those areas? And maybe I missed the COGS versus OpEx synergies, if you've broken them out, or maybe it's too early to ask that.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So let's take it one at a time, I wasn't writing notes. But the first one was really, call it, a superior offer emerge. So I do not know what sort of process they're in. Obviously, I was on this side. And we will see when the proxy comes out and read the background of the merger, what was really all done. But their banker is in some sort of process. And so any deal, any other offers could have emerged. But that's almost never a guarantee because in the merger agreement, if a superior proposal comes in that the board thinks it's financially more attractive to the shareholders, then that's something we have to deal with. Usually, there is a significant breakup fee in the agreement. And we have usually 2 options in that case, either to match the superior proposal or to take a breakup fee. And so that's kind of hard to speculate. You know that we were the superior proposal in Atmel. They had signed a deal with a dialogue. Once before, we were the superior proposal in Silicon Storage Technology. They had signed a deal with -- Prophet Equity, I think, was their private equity partner. So we ourselves have done it twice. It hasn't been done to us, but the deal is still kind of open. So that's number one. The second part of your question was a lot of businesses which we are not in today. So this is a concern for analysts and investors every time, they're vertical, you're horizontal, they're ARM , you're MIPS, how would you do this, how would you do that. Over the last 2 years, as I have met with many of you, I've gotten repeat commitments from many of you that you won't do that this time, right? You have told me that, "You earned your credibility, and we're not going to beat over you don't know this, you don't know that, how are you going to do that?" I want to call on that commitment. We are a great team. Do not misjudge or underestimate Microchip's executive team's ability to transform our organization and transform our working methods, transform ourselves to take on the challenges of tomorrow. We did that with SMSC. We did that with Atmel. We did that with other businesses. And whatever we have to do at this time, we will do it. So we did not break it down. We did not break it down.

Mark Trevor Delaney - Goldman Sachs Group Inc., Research Division - Equity Analyst
Mark Delaney with Goldman Sachs. Thanks for doing the presentation. Congratulations on announcing the deal. You did talk about revenue synergies. And maybe you're not ready to quantify what revenue synergies may be specifically. But can you just talk a little about what areas you see those coming from? With Atmel, some of the revenue synergies were increasing prices. And I know Microsemi does operate in some pretty consolidated markets. So do you see opportunities on that front?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So take example, so let's take data center, communication and aero/defense, 3 businesses they have. Those 3 businesses require -- those sockets, those boards in those businesses, they require power management. They have displays. They might need touch. They might need a microcontroller to send something, to process something. They might need a flash memory to store something. A lot of those things Microsemi don't have, and those are opportunities for us to be attached -- to be able to attach Microchip's microcontroller, analog, connectivity, memory and other products to their applications. Similarly, the reverse way. If -- some of Microchip's applications require a small FPGA. They require -- a lot of the parts require discrete. There's a few hundred million dollar discrete business, with the resistors and capacitors and Zener diodes and whatever else is in the discrete. So there is clearly synergy in being able to add -- put that business next to ours. So I think because of such a different end market mix, I think that opportunity, I believe, is substantial. It's very hard to dollarize, especially prior to the DA because you work very hard to not have it go so deep to meet the people, to assess that, you have to meet the business leaders and meet with marketing and do all that. And we will be doing it now, once the deal is public, between now and close. But I think that potential would be significant. So wait till Rich's presentation. He will show you what we are doing so far with the acquisitions we have done, how successful we are. And with that, you can get a feel for even more successful we can be with this acquisition, which is even more different end market mix, which brings all these opportunities. Questions?

William Shalom Stein - SunTrust Robinson Humphrey, Inc., Research Division - MD
Will Stein from SunTrust again. First, a clarification. The $300 million of synergies, that's a mix of cost and revenue synergies, so we should think about it as $300 million incremental cash flow by year 3?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Yes, $300 million incremental cash flow. The largest piece -- there are 3 pieces: OpEx, gross margin and some of the incremental revenue falling through. And the largest piece tends to be OpEx.

William Shalom Stein - SunTrust Robinson Humphrey, Inc., Research Division - MD
Okay. The question that I had relates to go to market, specifically sales channel, distribution channel. Microsemi last year, in response to a move from Broadcom, consolidated their distribution with Arrow. I think you're very tight with Avnet and Arrow, perhaps both of them. Are we more likely to see you potentially do something like what Analog did when they acquired Linear, where they looked and said, "Look, we can save a lot of money if we consolidate with our target's distribution channel." Or do we then pull -- or do you take the other approach and pull back and say we're going to give Avnet some of that business back?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So these are not the talks we can process in a public marketplace. Acquisition takes a few months to close. You don't want a distributor to start taking negative actions in response to what we might or might not do. Microchip's core business continues with the distribution we have. Microsemi's core business continues with the distribution they have. We do business with all of their distributors, and we do business with all the distributors, okay? So nothing changes. Then joint company, joint management team meets with the distribution partners and, in the coming year, evaluate if any changes should be made, those changes usually are made very slowly. Here, the moves they have made, they have made for a reason. And we will value those changes and not change it right away or not even change it later. Why we are in multiple distribution? We like it. We don't copy anybody. If ADI did something, good for them. That's not good for us. We like the way the business is structured, in working with multiple distributors.

Rajvindra S. Gill - Needham & Company, LLC, Research Division - Senior Analyst of Microcontrollers, Analog & Mixed Signal; Consumer IC & Multi-Market
Raji Gill from Needham & Company. In terms of financing the deal, you decided to take on more leverage as opposed to issue out equity. And so given the potential of rising interest rates, I wanted to get a better understanding of kind of the thought process of adding in another $5 billion of debt. What's the interest rate component of that? And why the decision to maybe use debt versus equity?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Well, the decision for debt versus equity was pretty simple. The target didn't want equity, so that one is easy answer. That doesn't mean that one couldn't issue equity elsewhere. You don't have to give equity to the target. But day 1 today, there is a target day 1 equity as well as an all-cash deal, and it has to be funded day 1 by a commitment letter from the adviser, JPMorgan. And we have commitment letter for all the money that we have shown you. And deal is significantly more accretive with cash than it is with equity. You know that. Equity is very, very expensive. So if we can fund it with cash, that's really where my preference is. Right now, we see that we can fund it with cash. And leverage is high, but there's extreme significant headroom to the covenant, so I'm not concerned about it. And we have done stress modeling by taking the interest rate higher and even taking some sort of economic recession, contraction in revenue in a distressed scenario to see what happens. And the deal passes all of our tests. When it doesn't pass the tests, I don't do those deals. I mean, now you've seen one deal that spilled in the public domain was CSR. CSR basically failed the stress test. Everything else was okay, but it failed the stress test where I couldn't go over a certain amount, and Qualcomm paid more. So if this deal had failed the stress test, I wouldn't have done this deal either. So this deal is comfortable. We have a very large covenant amendment boxed up from JPMorgan, which gives it significant headroom to the covenant. So if the rates rise -- first of all, rates don't rise in a quarter or 2, and we very rapidly deleverage. I talked earlier, starting off, we have $1.4 billion of cash in the year. And EBITDA rises during that time frame. So you rapidly delever. And even if the interest rates go higher, the deal is still very accretive and passes all the tests.

Any questions from the phone, operator?

Operator
(Operator Instructions) Our first question comes from Vivek Arya with Bank of America Merrill Lynch.

Vivek Arya - BofA Merrill Lynch, Research Division - Director
Steve, actually 2 quick ones. You were expecting the deal to close fairly soon. Do you need any China antitrust approval? Any other regulatory hurdles that we need to be aware of? And then on the deleveraging aspect, do you have certain milestones? Obviously, you guys have a very strong track record of delevering as we saw with Atmel. But in this case, the leverage levels are higher than what you have done in the past. So do you have a certain milestone, where you plan to be after a year, 2 years, 3 years, et cetera?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Absolutely. We have milestones internally, but we're not able to share that. Basically, if you share them publicly today, then when we place the bond, they have to go into that document. And the disclosures are an unlimited headache in that case, where if we think the leverage comes down to, pick a number, 3, and it is 3.2, and bond happens to be trading at 99.5, then you have exposure. You told me 3, and it is 3.2. So just a disclosure headache, but that is really enormous. So we're not taking that thing public. But yes, internally, you would expect us to have annualized it to the debt and have milestones not only yearly but have a quarterly waterfall and then do a stress test on it and do it again and do it again. That's the kind of management team we have -- we are and we have done it. So feel comfortable that we have dotted all the Is and crossed all the Ts.

Vivek Arya - BofA Merrill Lynch, Research Division - Director
Got it. Anything on the regulatory side? Any -- do you need approval from China antitrust?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
We do need MOFCOM. I think there are about 6 countries we need the approval in. And the longest one usually tends to be MOFCOM. Now many people's experience on MOFCOM is many times they tend to wait U.S. or Europe, and then they kind of take cues from it. A number of these high-profile deals, they've been stuck in Europe rather than MOFCOM. And MOFCOM usually approves it very quickly after Europe.

There is no overlap in business because Microchip and Microsemi. Really negligible overlap somewhere in analog power management, but there is really very small overlap. 2% of our business is in defense. 5% of our business is in PCs and data centers. Those businesses for them are 29% and 20%. So there is really negligible overlap. Therefore, we expect no problem in the U.S., no problem in Europe, and China has built up their resources. It used to take a long time. But the average deal where there is no product overlap has only taken 30 days after filing in China last year. And since this one has a very little overlap, we don't think MOFCOM would be a problem.

Operator
Our next question comes from Chris Rolland with Susquehanna International Group.

Christopher Adam Jackson Rolland - Susquehanna Financial Group, LLLP, Research Division - Senior Analyst
Congrats on the deal. I guess the inexpensive ones are back to dropping like flies. So just back to the $300 million. If you used some average accretion from some recent deals, it's more like, if we apply it to this, going to be more like $200 million. I know they're not including top line synergies in their number, but that $300 million is still a little high there. And as I think about your 2 businesses, there isn't a ton of overlap, product overlap. So I'm not sure there are a ton of shared R&D opportunities there. And then if I think about manufacturing, they kind of have a lot of digital products there. I'm not sure you can bring all of their manufacturing in-house. So given the 2 companies, I was surprised a little bit by the magnitude of those synergies. And perhaps you can expand a bit on when those synergies are coming from and maybe give us some examples.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Well, I mean, I think you kind of answered the question. The numbers for OpEx, gross margin versus the gross revenue falling through, I mean, you're in the range. Not exactly -- so the number $300 million looks high to you because it has revenue synergy, revenue growth. Their business has been growing. Even without acquisition last year, their business has been growing. They have done very much like what Microchip have done. They don't call it total system solutions, but they're going to market very similarly. In any given socket, they're attaching a lot of different parts, and now we get to even attach even more parts. So there's a significant revenue synergy. And when you have revenue synergy, almost the entire gross margin falls through because there's no more expense that you need to add. So even if with a small growth in revenue, at a 63% gross margin, you rapidly have a large amount of operating profit falling through. So we are included -- we are including it.

Operator
Our next question comes from Chris Caso with Raymond James.

Christopher Caso - Raymond James & Associates, Inc., Research Division - Research Analyst
Just 2 quick questions. First, on the $0.75 of near-term accretion you referred to in your slide. Is there any cost saving or synergy contemplated in that number? Or is that just continuing the businesses as they are? And then as a follow-up to that, if you could talk about some of the financing rates that you've assumed in your assumptions for the 3 vehicles you talked about: the line of credit, term B and the longer-term debt?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
The first part of your question is, are there some OpEx and other synergies included in the $0.75 accretion at the end of the first year? The answer is yes. The second part of your question was, are we looking at the cost of debt?

Christopher Caso - Raymond James & Associates, Inc., Research Division - Research Analyst
Yes.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So we're not prepared to give you a number for the cost of the debt today because we got to get the rating. Microchip has never got an official rating from the rating agencies. The only rating we have is an unsolicited rating, which can be unreliable sometimes. But we're using $1.6 billion of our own cash. So the cost of that is just the interest we lose on it, and that's not very high. That brings the overall cost lower. And then $3 billion comes from line of credit. The highest LIBOR interest on that is I think 225 bps above LIBOR, which would probably fall somewhere around 4%. And then whatever the rest of the $5 billion debt would be, we have internal assumptions, but I'm not willing to share yet.

Operator
Our next question comes from Craig Hettenbach with Morgan Stanley.

Craig Matthew Hettenbach - Morgan Stanley, Research Division - VP
Steve, you guys have done a really good job of integrating all your acquisitions and improving operations. Certainly, the size and scope of this deal is much larger. So can you just talk about that? And Microsemi also has been very acquisitive. So just kind of how you approach that on the size of this type of deal.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Well, I mean this deal is not any larger in percentage terms than Atmel was at our then size. It was about $1 billion company. We were about $2.2 billion or something at that time. So percentage-wise, it was about the same. When we did SMSC, it was a $400 million company. We were about
$1 billion, and it was about the same. So you kind of ask that question every time, the sizes get larger and larger, and our team expands. There's a deep bench. Every time we do an acquisition, we take a number of our executives. We pull them out of what they're doing today. The next person steps up. There's a good succession planning. And we ask these people to really go help integrate the other companies, and the system is setup. So I don't think it's any, percentage-wise, any bigger. Very, very minutely bigger, in percentage-wise, than Atmel was.

Craig Matthew Hettenbach - Morgan Stanley, Research Division - VP
Okay. And then as a follow-up, I know from a cost perspective, one of the things you're doing with Atmel in terms of bringing assembly and test in-house, can you talk about that potential opportunity here as well?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So this question is really more of integration planning. And even in Atmel and other deals, we talked about it closer to or after we close the deal. Because between now and the time we close the deal, we are able to look into the business a lot more than we were able to look in before. Because some of those, you sit down with their engineering and manufacturing people and be able to look at exactly what the cost is and what the combined cost would be, what happens if we bring it in. So in the prior acquisition like Atmel, we didn't share it at this time the day we announced the deal because you don't really have that detailed information. Otherwise, the deal leaks out, which leaked out anyway. But we'll have more information. But I would think many of the synergy potentials we had in Atmel and Micrel and SMSC would be here also, but I don't have the numbers. And we have some internal analysis, but there has to be further detail there to be built on. Operator, any other question on the phone?

Operator
We have one further question from Vijay Rakesh with Mizuho.

Vijay Raghavan Rakesh - Mizuho Securities USA LLC, Research Division - MD of Americas Research & Senior Semiconductor Analyst
Good acquisition here. Just wondering if you're seeing any divestitures on the Microsemi side. And will you keep all the segments separate? Obviously, Microsemi has given guidance and disclosures by segment. Do you expect to do the same?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
It's, again, an integration question. We don't really know how we will integrate, but our, really, thinking is that we're in one semiconductor market. So I don't think -- today, they operate only in one segment, and I don't know if that will change. On a revenue basis, we'll tease it out into microcontroller and analog and maybe some others. But they wouldn't be segments. They would just be product lines. It will just be one segment.

Vijay Raghavan Rakesh - Mizuho Securities USA LLC, Research Division - MD of Americas Research & Senior Semiconductor Analyst
Got it. And do you expect to keep all -- you don't see any divestitures here, right?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
What's that? No divestiture. I answered that question earlier. We have no divestiture planned on this.

[Certain text was omitted at this place in the transcript as the omitted portion was not relevant to the pending acquisition of Microsemi Corporation.]

PRESENTATION
Ganesh Moorthy - Microchip Technology Incorporated - President & COO
Okay. All right. We're going to get started here. All right. Thanks, everyone. So let's get started with the next portion of this. And really, what I'd like to highlight as we go through this is how are we thinking about the various markets and product lines and how they will drive long-term growthfor Microchip. And this is all -- 95% of what you're going to see, these are all classic Microchip. So this is not a Microsemi piece. There's a small number of slides where you'll see some of the most common approaches and where we might intersect.

[Certain text was omitted at this place in the transcript as the omitted portion was not relevant to the pending acquisition of Microsemi Corporation.]

And at the end, you've seen these diagrams. We showed these as -- this is what, when we look at a customer's system, all the building blocks that they potentially are going to require and how do we build them out.

In the middle in red is the microcontrollers and microprocessors; in blue are many of the analog and connectivity segment. And we have some new ones that came from acquisitions, and timing and encryption and security. So all these are critical parts of how we go to market with a total system solution approach. And one of the things we do uniquely is to not end-of-life products, which in these target markets, the ones that have long lifetimes, the ones that have high switching cost is extremely important and makes us a -- it's not just about the product and the price, but it's also about the approach of how we go to market.

So those long product life cycles create a tremendous stickiness, create tremendous long-term revenue streams from the designs that go into automotive, that go into industrial, that go into the infrastructure side of communication, that go into some of the aerospace and defense side of the businesses.

And so I want you to take away from here, we are thriving below the waterline. We may not be as visible as some of these other things in artificial intelligence, et cetera, that is talked about a lot, but if you look at our business transformation from fiscal year '10 to the fiscal year '18 using the third calendar quarter run rate, we've gone from $1 billion of revenue to $4 billion of revenue, from 57% -- [57.4%] gross margin to 61.4% gross margin, and from 30.3% operating margin to 39.4% operating margin. So 300% growth in revenue, 400 basis points in gross margin, 900 basis points in operating margin. And that's all working on the many, many opportunities that are below the waterline that don't get a lot of highlight but make a tremendous amount of money.

So you may feel, these 4 guys, they don't really get to play in these exciting, fun applications, all the sexy buzzwords that are there. But by the nature of our business, we end up in many of these, too. And let me give you some examples.

So we're in Google's do-it-yourself AI box. So they have an artificial intelligence thing for hobbyists and various other people to get started, we're in it. We have a technology from our licensing business, which is called neuromorphic memory technology. It is highly sought-after to create analog computing for artificial intelligence. We're in artificial -- in the AR/VR space as well with the USB hubs that go into these devices. We have smart sensors, connectivity, security for the autonomous driving. So the building blocks for autonomous driving are many of the advanced driver assist capabilities. We're in those. We're on the data on-ramp. If you want to have a big data system, it's collecting data from many, many, many places. And at those points, it's often the smart connected systems that are out there doing the work, collecting the data, passing it on to be able to collect and aggregate and add something which has some data intelligence applied to it. And finally, in bitcoin, we're in the smart power. So the largest cost of operating a bitcoin farm is power. And power supplies that can be efficient are highly sought after, and we do this in many other spaces in the computing space and other service spaces and all that. We're right there in it, not because we targeted each of these as a place to be and place to be sexy with, but because we have the ubiquity of our solution, the ease of use of our products, the go to market that enables people to go quickly into the types of innovation that they want to be able to achieve. So even though we don't necessarily talk as much about the things above the waterline, we're still very much in many of those as well.

Now with all of that, Microsemi actually further expands that available market for us. So the product lines that they have in FPGA, we don't do anything there. Some of the high reliability that they have, we don't do much there. In the mixed-signal and optical, so many, many products that they have. Even if the categories, like Ethernet may sound the same, where we play in Ethernet is very different from where they play. And it would've been the products that, over time, we would've had to build out. But now together, we're going to have a much more powerful portfolio. Where we are in timing is in a different space than where they are in timing. But those who build on products, we would've built over time. And again, by combining them, we've got a more powerful portfolio for each of us, together, to be able to sell more effectively.

And the focus is around -- in the case of Microsemi, this is around communications, data centers, aerospace and defense, all areas that we don't play much in and, of course, in industrial. We have some common areas. But I think we're going to bring substantial strength from what we do in industrial to the product lines that join us from Microsemi and be able to take it into many, many more applications and customers, and we're strong then.

[Certain text was omitted at this place in the transcript as the omitted portion was not relevant to the pending acquisition of Microsemi Corporation.]
objectives.

Clock and timing. I call this -- every system has a heartbeat. Every system needs a clock of some sort upon which the rest of the system is depending so that it knows when it gets a piece of information or when it delivers a piece of information. It is well controlled and well seen in what it does. And we have -- and these go into products that we call oscillators.

In fact, a part of the acquisition that Microsemi did of a company called Vectron, which has spun off from Knowles more recently, builds oscillator kind of products. Clock generators, clock buffers, so these are all different parts of a system. And the more complex a system is, if you go into a very complex enterprise global system, you've got multiple clocks in these -- multiple clock domains that need to be managed. They need very intelligent clocks to be able to put into these things. And the focus is around how do you achieve small size, how do you get low jitter and how do you get low power. And the trick is -- getting all 3 of them is hard, and that's where the magic of what the timing group does here is. And there's an adjacency to this that this exactly similar products but in different spaces that Microsemi does as well. And I think between the 2, we've got a very powerful clock portfolio for the 2 companies.

And in the area of oscillators, we've done something unique. This came through the Micrel acquisition, but we use a MEMS-based solution rather than a quartz-based solution. So it's a silicon solution.

And I want to show you kind of what it looks like physically. So that's a piece of silicon that's oscillating at a very precise frequency that you can control based on electrical stimulus that is delivered to that piece of silicon. And so you can have -- instead of a small number of discrete frequencies, you can have any frequency you like for a given application. And we have the programmable tools available for a customer to be able to achieve that precise frequency that they can use in their system as well. And we see them -- and especially when you have a silicon-based solution, which is what MEMS is, your reliability is extremely high, your operating voltage is extremely high, the operating temperatures are extremely high, the robustness is extremely high, the accuracy is high. All very, very demanding requirements that an industrial market and an automotive market require. And that's where we are finding a lot of success as well.

[Certain text was omitted at this place in the transcript as the omitted portion was not relevant to the pending acquisition of Microsemi Corporation.]

Drifting a little bit to Microsemi. Now I'm not an expert on their product lines, but I'm going to give you a glimpse into some of what they do. And you might notice some similarities to what we do.

So first is it strengthens our industrial offering. So in industrial, they have the product lines of FPGA; high-reliability power; clocks and timing; Power over Ethernet, something we don't have; RF and microwave, and industrial Ethernet kind of applications. So they're building products that are going into similar applications to where we have other products built into them. There's a significant amount of work we're going to be able to do to get the best of both and the additive power of both in this market.

In the communications market, they have a strategy of how do you go from core to the last mile and all the access infrastructure you need? And again, if you take a look at the product lines that they provide, all the way from the core side to how do you access -- the access and integration side of -- or aggregation side of what they do to the last mile, which gets into the home premises itself. Lots and lots of products.

And here, you can see the power of what we call TSS very much demonstrated here. Every box here has products listed. And these are the products that Microsemi makes and takes to market in an aggregated way. Our 2 styles of going to market are extremely well matched to be able to create the maximum value at a system level by providing complete solutions to them.

For example, this is Ethernet as a platform in the way Microsemi looks at it. And how we get products. These are FPGAs, clock management, optical drivers, et cetera, going from the signal integrity, making sure you've got a good signal to the physical area, you're translating that. It could be Ethernet switches themselves and all the things that go in between them. And Microsemi today is the only complete Ethernet 1588, which is a high-reliability Ethernet requirement that is used in many industrial type of applications. That's available out there. And again, you can see the approach is very similar, taking many of the acquisitions or organic work that they've done but to put a complete solution into it.

Similar area, data centers, whether they are looking at storage systems, our RAC systems, our servers. The product lines that Microsemi brings in are in storage, in data protection, in switching, interconnect, network timing, so on and so forth. And again, they have a leading position in these data centers, utilizing the complete solution from what they do.

And this is a busy slide, but I just want to show you some of the examples of how, on the left-hand side is storage, on the right-hand side on RAC infrastructure, what they've done to be able to take the products and technologies and the stand -- and the position that they're able to achieve in the market. So I think the 2 approaches are very, very similar, and we're going to find that when they see our product line and when we see their product line, there's going to be far more things that we'll be able to go to market on a combined basis.

[Certain text was omitted at this place in the transcript as the omitted portion was not relevant to the pending acquisition of Microsemi Corporation.]

I want to conclude with the section that perhaps you don't always think about, which is -- and this is not about products. But I want to talk to you about what is the most enduring competitive advantage that we have? Yes, we have products, yes, we have technology, yes, we have a bunch of other things, roadmaps and all that. But really, culture, is one of our most enduring competitive advantages. And some of the elements of that culture are about strong and practice guiding values. And I'll show you 2 slides of how do we measure, how do we know. An ethos where teamwork is priced over prima donnas. And it can be different in different companies. This is what works for us. And that team does extraordinary stuff because it can work as a team versus what a singular individual or a single expert alone can do.

A system of shared rewards and sacrifices. We've gone through business cycle after business cycle and we've been able to show that when we pull together, we can survive the down cycle. And when we succeed, we're going to have great results for everybody on the up cycle that go with it as well.

A noncommissioned sales force, something that was started 22 years ago when people even haven't thought about it, are such a critical part of how you make sure that you protect your designs, you protect your gross margins, you make sure you don't have internal competition that is to the detriment of the company's result and how that happens. It takes many, many years of system and culture and values to be able to get there.

A substantial investment and training. And I don't mean customer training, I mean our internal training. Year in and year out, we punch well above our weight in terms of being ranked among the highest training organizations. And ranking with much, much larger companies with much larger capabilities because fundamentally, if it fits with our value set of how do we build from within, how do we -- people are our greatest strength, how do we make sure that they are able to get the things that they have?

And lastly, something Steve talked on a little bit earlier on, which is the leadership development and the succession planning and what we do. And we do a fantastic job with it. It's helped us both in our own organic efforts as well as to help us with acquisitions we do.

And at the end of the day, I saw this somewhere, I would say, "Culture eats strategy for breakfast." You can have the greatest of strategies, but if you have a strong culture, you find ways to adapt. Your people find ways to do things without having to be told. And that's what the magic of Microchip is. It's the results you see isn't just a small number of people making these decisions alone, it's about a large number of people who are engaged, who believe in the culture and who execute every day greater than what their abilities they thought were to be able to get there.

So all business, we have 11 guiding values. I won't go through all of them, but they focus on the key elements that all of them do. But values are not what we write down, right? You'll find all of our conference rooms have this stuff, and many, many companies have it too. Values are not what we say, it's what we practice, because it's in that practice that you create the differentiation. It's in that practice that we get the competitive advantage. And we measure this every year. We ask our employees. Without having to tell them what the score is at, they tell us how are we performing. So the 11 dimensions of guiding value, we ask them, what percent is the time? Do you see us practicing it? And then we go into more details. Do you see your supervisor practicing it, so on and so forth.

And these are the scores from the last one we did. It was just about a year ago. We're doing the one for this year in about the next month or so. But you'll see, all the scores are well into the 80s for that. And that's kind of what our baseline is. We want to be able to get there. No we weren't always at 80s, right? If you go back 20, 25 years ago, we had work to do to improve the culture from how Microchip was formed and what the challenges in the early days were.

And this shows you a cross-sectional view over 26 years in this chart. And you can see in the early years, the scores were lower. And we worked on it, we worked on it, we improved it, role modeled it, promoted the right people, weeded out the wrong people and what we did and created this tremendous thing. And I want to leave you with the sense that this is not always seen as a critical part, it's the touchy-feely soft thing, but it works. And you'll find the best companies in the world have the strongest cultures by which they achieve things as well. And we have one, which we're exceptionally proud of in terms of what it does.

To wrap up, the growing and innovated embedded markets that forms what I call the iceberg below the waterline. It's driving huge amounts of innovation opportunity for Microchip to be able to grow. Many, many embedded systems are on this journey from dumb to smart, to maybe slightly smart, to smart, to connected, to secure. That's really what IoT is. It's not some magical thing that's going on out there, it's this journey of taking ordinary systems -- maybe not so ordinary systems, and taking them through that journey.

Our innovation in making these smart connected solutions is what's enabling our clients to be able to create and drive their innovation, and that's the number one thing that they need to do to be able to thrive is be innovative and create innovative solutions.

Microsemi now adds, and you saw some examples. And I'm certainly not an expert on their products, but I can see their approach and their innovation adds complimentary solutions and complimentary end market emphasis to us.

Microchip 2.0 has completeness and the TSS has us well-positioned to capitalize on this growing opportunity. We have several growth multipliers that we've been working on and continue to execute on that we expect will drive our organic growth and market share gains.

And finally, our unique culture, we believe, is a hidden but an enduring competitive advantage for how we deliver our results.

And on that point, let me stop and poll for any questions. So we'll start with the room here before we go to the lines. Any questions I can answer for you? Or have I bored you to tears?

Unidentified Analyst
Ganesh, Analog Devices had their call not too long ago, I think a couple of days ago. They talked about some kind of a similar metric for every $1 of a particular product, there's $1 of power that goes in. Would you have any kind of metric you'd share with us, microcontroller versus other things that are driven? And then also, second question I had was you gave an interesting slide about a MEMS microphone and just kind of...

Ganesh Moorthy - Microchip Technology Incorporated - President & COO
Not a microphone, it's a clock.

Unidentified Analyst
I'm sorry, MEMS center, correct. And it's a nerdy question, but could that be used as some kind of a filter potentially?

Ganesh Moorthy - Microchip Technology Incorporated - President & COO
On your second question, can it be used as a filter, I'm not sure. I'm sure there are smarter guys than me who know the answer to that. But today, it's driving a portion of our timing business. But the MEMS technology has many applications beyond just oscillators that we can go into. But today, that's what we're focused on. On your first question, I don't have a precise number to give you that says, if you've got $1 of thing -- but what you're going to see in Richard's presentation is a way that you can see, how does a multiplier accelerate, and what are we going to accelerate that multiplier. And I think that very much, whatever Rich talks about, you'll see ultimately that's what Microsemi has been doing down as well. Any other questions? Okay. Going to the phone. Operator, can you poll if there are any questions from the folks who are still on the phone?

Operator
(Operator Instructions) And at this time, we have no further questions in the queue.

Ganesh Moorthy - Microchip Technology Incorporated - President & COO
Okay. Thank you, everyone, and I'm going to hand off to Rich to take you through the exciting total system solutions.

Richard J. Simoncic - Microchip Technology Incorporated - VP of Analog Power & Interface Division
All right. Okay. Try to do this just by pushing the button as I happen to go through this. And we'll start off with total system solutions. So you've heard that phrase several times today. You're probably wondering what that means. Is that world domination? Is that the one ring that rules them all? Or is it Microchip that wants to own your home and own your car and own your factories? And it's the latter. Microchip wants to get every device possible from every acquisition that we've done working together on a board. As we've done numerous acquisitions, we found we are masters at operational excellence. Well, how do we take all of these products and bring those solutions to customers to give enduring value for Microchip?

So you've seen this several times today. But I want to show you something -- look at it from a different perspective. The world is becoming much more complex. Many engineers today do not have the time or the resources to keep up with modern technology at the pace that it's evolving. And so what we have to do it Microchip is package this altogether and make it easy for them. And that's why you're seeing this embedded time survey that engineers every year are judging companies based on the ecosystem more than the products and more than the company itself.

So when you look at that total system solutions, we're looking at it from 8 unique areas. So we're looking at it from design support. So when you're looking at Microchip, you can get phone technical web support 24 hours a day, 7 days a week, 365 days a year. And as Steve had alluded to earlier, Atmel teams, when we acquired them, were extremely excited about getting involved in Microchip's ecosystem. In many ways, Atmel was a technology-rich company. They had ARM processors, they had great power technology. But they could not get the leverage or the footprint that they were looking for with customers when completing with Microchip. And then that all came down to the ecosystem, the noncommissioned sales force, how we build building blocks, global support, infrastructure. We have thousands of design consultants around the world helping our customers design these products in and work together -- put them -- make them all work together.

So when you look at our overall client engagement process, it starts out with products, systems, software, services. We then form those or craft them into building block functions. And I'll talk about that a little bit on the next slide. And then we target those building block functions into some form of end equipment, and then we tailor it in the total system solutions for our customers. And so products, building blocks and equipments.

So when you look at functions, the world -- we break it down to about 9 different areas. So you've got wired networking, wireless, motor control. Now as I go through some of the block diagrams, I'll give you some idea with the trends and how we piece these different functions together to meet customer needs.

So here, tractor trailing. Does anyone track everything, right? It seems like I just saw an app recently where I can track where my cat is, right, track where my dog is, track where the tractor trailer is. Well, it's a trend within the marketplace to know where everything is all the time. And whether it's a cat, a dog, a tractor trailer, a car, this is a trend that we see in the marketplace. And you could see on this chart here, this block diagram, how the different pieces of Microchip all fit together, whether it's wireless or power, Atmel with the Witricity Wi-Fi supply. So if you see that particular block diagram here, we've got 3 different colors on here, Micrel, classic Microchip and Atmel. And as we have the different acquisitions, we add them to the block diagram.

So here, an automotive water pump. And what's key about this is the world is going 3 phase brushless DC, right? And so in that, Microchip had the dsPIC previously. We added the high-voltage drive from Micrel. And then most recently, we added the LIN transceivers for communication within the car network with Atmel. And so when we acquire a company, we put all customers through a synergy review with that company. And in that synergy review, we update all of our block diagrams, our reference designs, how we go to market. We share this information with all of our function teams around the world to make sure that we get every dollar we can from each application.

So here's medical. And sometimes as we're doing these and putting these block diagrams together, as we acquire a company, there's reverse synergy or reverse synergy growth. So here is an example of a medical micropump where Supertex was the lead-in company into this particular application. The lead-in company and then drags in all of Microchip devices as of working with that customer for that total system solution. And ironically, the device here is actually an 8-bit device. You talk about innovation, one of the interesting things about the 8-bit device is we use a very intelligent code configurator, which allows customers to bring products to market very quickly. Tie that together with all of the peripherals around it and we have a very synergistic solution.

Nebulizer, another small product, low power, battery-operated. And you could see how it ties in a number of products from a total system solution. In this case, we are the entire board and the customer simply has the battery.

So as we get into computing and data communication, here's where we start to see some of the synergy with Microsemi, right? So we'll see synergy with Microsemi on the Gigabit Ethernet, the switches. We'll see it in base stations. And here's looking at a Microsemi reference design, and that's their blocks are all in the silver. We've added some of the classic Microchip or SST or micro blocks in there. But in this particular reference design, we're going to estimate, there may be 6 to 10 Microchip devices in there between LDOs, DC to DC converters, clocks, intelligent shift registers that will fill this particular block diagram. And as we work with Microsemi or every company we've acquired through synergy reviews, we update our total system solution so that we can bring that to more customers around the world.

When you look at industrial, IoT gateways, people are collecting much more data today. A typical example of an IoT gateway for industrial control. This is an LED agricultural light. Not really sure what they're growing with this agricultural light. But it's interesting about Microchip because you make it so easy to use our products through our ecosystem that our products typically turn up all over the place. Whether it's makers, Arduinos, hobbyists, all the way to pretty impressive products that come out around the world. And we particularly really like this block diagram because you can't fit all the blocks on a page, you actually have the overlap them, which gives an idea of the amount of revenue that's generated from that particular block diagram.

So consumer applications. Here, the case from ISSC Bluetooth audio where we acquired that company and brought in some of our smaller devices to help support that particular chip.

Camera accessory unit. And we could go through -- in fact, today just in the mail, I got a number of other examples from Bit miners to some other medical applications where we had multiple products, 5, 10, 15 products, all designed in on a board. And then what we do with those within our community in Microchip, we socially share those so that we learn from each other.

Now here's an example of an audio system. And what's fascinating about this is you see some of those block diagrams, you'll see a white or a white gray block where it was empty, all right? It wasn't colored in. So here's an example where Microsemi, we would look at our block diagrams or our customer base, and we'd see how we can use them to fill in these block diagrams. And this has been a pattern with every acquisition. We look at this total system solution, we go through these synergy reviews, we understand how they can fit into our functions, our 9 main functions, and understand what that value proposition will be for customers.

So Steve had earlier talked about reading the tea leaves. All right, reading the tea leaves. So what is the result of this total system solution effort? So here, we're going to talk about multipliers. So if we were to look at 1 part, that would be 1x. And so this is actual data looking at Microchip's funnel from 2017. So 1 part is 1x. So if we get 3 parts, we're looking at a revenue multiple of 1.7x for that particular application. Now you're probably looking, "Well, why is 1, 1x, and 3 is 1.7x? Well typically, the first few devices that are attached may be an LDO or a small memory device or a LIN transceiver, a CAN transceiver. So it's the lower cost devices so you don't get a huge revenue multiple.

But then let's go into more complex systems such as base stations, Gigabit Ethernet switches. All of a sudden now you're looking at 5, 6, 8, 10, 15 devices. The one agricultural example there, I think, had about 20 devices from Microchip built into it. And so then the revenue multiple like 4 parts or greater starts to really increase. That's 3.1x multiple. So when you think about it, more parts per application, higher revenue and profit. And it's also an applied productivity improvement from our sales teams as well. So 1.7x for 3 parts, 3.1x for 4 parts or greater in terms of revenue multiplier.

So Steve had brought this up before. So we're seeing the amount of devices or parts per project increased significantly. So in that total system solutio, we bring the company in, synergy reviews, we view work with both teams, engineering and sales teams, find where all the opportunities are and then we bring those opportunities into our client base.

So here's another look at that where we're looking at greater than 1 product family. So we've had over a 40% improvement in projects where we had more than 1 product family involved. So again, with -- as Ganesh had described earlier, looking at Microchip's culture, we are geared to work together, right? And it's that culture that causes us to get together, brainstorm, figure out ways to maximize revenue growth. That's really in the end what we look for from TSS.

So if you look at the total system solution, it's really a co-created combination of software, services, hardware, working together to meet that client's goal, right, and grow revenue. In the end, by working together with all of the companies that we have acquired over the years in the tens of thousands of products and over 100,000 customers, we figured out a process that allows us to get the most revenue synergy possible.

Any questions?

Unidentified Participant
Think about cross-selling or when you think about maybe even before that, just how you interface with customers. There are lots of channels to market, right, like sales force, which is non-commissioned. I don't recall if you have third party manufacturer reps or not, you certainly use...

Richard J. Simoncic - Microchip Technology Incorporated - VP of Analog Power & Interface Division
Yes, we do.

Unidentified Participant
Use distribution significantly. Simply, you -- website for sure and you might even do samples or sales directly on that, I'm not sure.

Richard J. Simoncic - Microchip Technology Incorporated - VP of Analog Power & Interface Division
Yes.

Unidentified Participant
Can you just talk to us about the typical or the largest modalities for going to market? What's sort of the biggest driver in terms of the interface directly to the customer?

Richard J. Simoncic - Microchip Technology Incorporated - VP of Analog Power & Interface Division
So we use the web quite a bit in terms of really offering tools so people can actually simulate entire environments on our web. Whether it's analog, digital, co-combining them together. We offer free samples. We try to make it as easy as possible on the website. We also work -- we're also on every shelf in the world in terms of the distribution channel. So we found that many customers, when you have such a diverse customer base, customers pick and choose where they want to buy from. And you can't dictate the channel that they want to go to, and so we don't. So we try to support and be very distributor friendly. We -- like I said, we have over 1,000 design partners around the world. We have reps and stocking reps as well as, some customers prefer that as a place to get it. We work very closely with Arrow and Avnet because they work with Indiegogo and Kickstarter and supporting those particular areas and the maker community. And so there's a -- I think we support -- we try to support all of the channels. So we have a number of sales teams, and I should say an integrated [BU] sales team that worked for each one in trying to figure out the best way to go to market for each one.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
One of the tagline that we use is driving design wins to revenue. Once we have won the design and customer has -- this should be on. Yes. Once we have won the design and customer has designed the end application using many of our devices, and we don't really care where it is served from to fulfill. They can go buy it from a catalog distributor, Digi-Key or Mouser. They can go to Arrow, Future, Avnet. They can come to Microchip direct and buy on the web. If they're a large customer, they can have direct relationship where they can buy it. That doesn't really matter. We're honor worldwide pricing and they can buy it from any channel. If the focus on design win to revenue, we train about 30,000-plus engineers how to use our products every year in our worldwide masters conferences. There are about 10, 12 conferences we hold in India and China, in U.S., in Russia, in Europe, in South America and train large 30,000-plus engineers every year. Many of them are training on the web, many of them are in person. We take our products and demo to the customer sites. Customers come here. And so in that large amount of training and web support and tools and ecosystems and consultants working around the world, from very beginning years and years ago when we used to complete with Motorola at that time, which became Freescale. Many of our competitors will use many of the third-party tool manufacturers as competitors because they take some revenue away if they sell their tools rather than we selling the tools. We didn't see them as competitors. We saw them as partners because tools is a very small revenue. By selling their tools, they will buy then our chips. That's where the revenue is. We essentially -- if you go to any small countries, from Israel, to South Africa, to Russia, to parts of India, to Australia, South Africa, in all those countries, there are lots and lots of local tool manufacturers that develop tools and have great relationships with the local customers, indigenous customers, speak their language and have relationships. And those customers like using local tools and we encourage them. We share their roadmaps. We gave our emulator chip for them to develop their tools. And then sales came for Microchip, they buy Microchip's microcontroller. We practically had a very, very large market share in all those countries. And so the strategies we deployed we're very much partnership-oriented and building a strong ecosystem and training large number of engineers, winning design. After that, wherever they buy from, we don't really care. That's why people have placed a lot of attention on go to single distributor, some terminated Arrow, some terminated Avnet. We don't -- that's not where our business is. They can buy it from any channel they like.

Unidentified Participant
The question was more around the design win process because one pretty big competitor that -- seems to have a view that all design goes on, on its website?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Well, that competitor is...

Unidentified Participant
A different approach.

Richard J. Simoncic - Microchip Technology Incorporated - VP of Analog Power & Interface Division
It -- some happens on its website, some happens -- engage with the customer. I mean, it happens all over the place. We really value our design partners that are out there going into customers and helping support them. Many customers -- in fact, every company we acquire has hundreds of consultants that are working on designs for that company, hardware designs, putting in different sockets or other companies. And in the end, we want our devices in there. So engineering or consultants are still highly valuable out there. Other questions? Any questions -- no? Great.

Operator
(Operator Instructions)

Unidentified Participant
With the total system solution, are you getting other semiconductor companies now coming to Microchip saying, "We want to be part of your system solution," if it's a product that you don't have?

Richard J. Simoncic - Microchip Technology Incorporated - VP of Analog Power & Interface Division

The answer is yes. We partner with -- we coo-petition with several semiconductor companies where we work with them on reference designs and working together to bring a solution to the customer. So the answer is yes. Any questions on the phone?

Operator
(Operator Instructions) And we have no telephone question.

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Okay. Well, let's take this home with the financials. So I'm going to give kind of a brief financial overview, talk about some of the things that have driven our outperformance from the market.

So we've got a very consistent track record of being a revenue grower and market share gainer. We've done a lot of acquisitions. We've talked about that today with our TSS approach. We've got one of the premium business models in the semiconductor industry where we've consistently improved our gross margins, consistently reduced operating expenses, driving higher operating margins. And we think long term, we've got the ability to drive this thing to a 40%-plus operating margin, as Steve showed in his model that he showed earlier in the Microsemi part of the presentation.

We've got significant free cash flow generation from the business, which allows us to delever the balance sheet very quickly. And over the course of time, we've returned almost $5 billion to shareholders through our dividend program, which has been increasing on a very steady basis, and our share repurchase program. And we'll talk a little bit more about inventory, there was a question on that earlier. We think it's appropriately managed and well-positioned, and our capital intensity has been quite low.

So here is just a few accomplishments and targets that we have for the business. On the top line, it talks about the CAGR in certain area that we've experienced over that last 9 years. So almost an 18% compounded annual growth rate in revenue, 18.6% in gross margin and really an amazing 21.1% in operating income on average over the last 9 years. And on an EBITDA basis, that's been growing at a very nice rate also of about 18.2%. We've had 109 consecutive quarters of non-GAAP profitability. And pre-Microsemi, the business model was 62.5% gross margin. This last quarter, we posted 61.4%, so we're getting close. On the OpEx side, we're 22.5%. We're actually a little bit below that the way we're operating today. And overall operating income target of 40%.

On a tax rate basis, we shared information on our last earnings call, but we think our cash tax rate is going to be about 9%. On a go forward basis,
U.S. tax reform is giving us great flexible with cash, which we mentioned earlier. I mentioned the $5 billion return to shareholders. We've done 17 acquisitions since 2008, kept the team very busy and have seen tremendous growth in our financial metrics because of that. We've seen a 1,200 basis point improvement in operating income since the acquisition of Atmel, which happened in the first quarter of fiscal 2017. We've got an undrawn revolver. We hope to use that very soon with the Microsemi acquisition. And this is just a very diversified business with 115,000 customers worldwide.

So here's the history of our acquisition, this was in Steve's presentation earlier. 17 acquisitions since 2008. Every single one of these acquisitions has brought us something new and unique in terms of product and technology and fed into the total system solution for our company. When we've done these acquisitions, these have been companies that have been at much lower operating margins than Microchip. And through a lot of hard work and operational efficiencies, we've improved those to be posting record operating margins for the company today.

This is the same slide that Ganesh showed in his presentation, that just since fiscal '10, we transformed ourselves from about a $1 billion revenue company to about $4 billion. And with the Microsemi acquisition, that's going to be close to $6 billion. Gross margin has improved over that time frame by about 400 basis points, and operating margin has improved by 900 basis points.

So here's just a chart that shows the annualized revenue and the CAGR over that time period. So back in fiscal '09, fiscal '10, we were under $1 billion in revenue. And today end of fiscal '18, which ends at the end of March, in a month, we're going to be at just about $4 billion. So I think the midpoint of our guidance puts us somewhere around $3.96 billion.

We're very diversified from a geographic perspective. About 40% of our business is in what we call Greater China. Steve described that earlier when looking at our billings and backlog charts, but that's Taiwan, China and Hong Kong. So 40% of our business is there. Somewhere around 24% of our business on average is in Europe, and about 18% each in the rest of Asia and Americas. So very much diversified.

And our revenue is split. About 45% of it goes directly to end customers. We service about 5,000 or 6,000 customers directly. The other 110,000 customers are serviced through our distribution. So it's a very important channel for us. We partner with, I think, over 120 distributors worldwide. We have, from a global distribution standpoint, we have Arrow, Avnet and Future. But that's less than 20% of our overall revenue. The other 35% of our revenue that goes to distribution comes from smaller regional distributors that typically carry 1 microcontroller line or fully trained on our product line and can go out there and be effective in creating demand and growing that top line revenue for Microchip. So very engaged with distribution. Some of our competitors have taken a little bit of a different tactic where they've terminated distributors, gone to a single distribution margin -- model, they've taken demand-creation margins away from distribution. Microchip is partnering with our distributors, compensating them for the work that they are performing and happy to pay them when they're helping drive new designs to revenue.

So here's gross profit. 18.6% CAGR since fiscal '09. We do about 60% of our wafer fab requirements in-house. We've got 3 fabs, one in Colorado that came from Atmel and then a fab in Tempe and one in Oregon. Very cost efficient with that. And the other 40% of our business is outsourced to the professional foundries. Our factories are very efficient. We don't need to go out and buy another fab. We've got lots of clean space that we can grow into. And then on the assembly and test side, we've got 3 very cost effective factories in Asia, 2 in Thailand and 1 in Philippines, that we're continuing to ramp. We only do about 40% of the assembly in-house today. We'd like to take that to over 60% over time. And on the final test side, we do about 65% of the test in-house today and like to take that to 80%-plus over time. And that's driven some capital expenditures, but these factories are very efficient, give us control of our supply chain and have allowed us to be very cost-effective over time.

Operating expenses. So long-term model is 22.5%. So the bars are showing the dollars by fiscal year and the blue line is showing the percentage of revenue over time. We're operating a little bit below the 22.5% today, but we are making sure that we're making the right investments and the technical resources that we need to drive our business long term at the 40%-plus operating margin.

So breaking that out a little bit. This is R&D. So R&D is roughly 12% of revenue today. You see, it's been a little bit lumpy over time. When you see it going up, that's typically driven by an acquisition, and then there's a lot of hard work in integrating the businesses and finding the right cost to drive the business longer term from that. But we think this is about the right level.

And our selling, general and administrative expenses as a percentage of revenue have come down dramatically over the course of time. I think this last quarter, it was about 9.9% of revenue. So we continue to be more and more efficient as we continue to grow the top line and integrate acquisitions.

And here, that all results in the operating income, which has grown at a 21.1% compounded annual growth rate since fiscal '09 and driving to over
$1.5 billion in fiscal '18, which ends at the end of this month.

So this slide shows net income on an annualized basis and diluted earnings per share. Diluted earnings per share for the current fiscal year is targeted at about $5.42 at the midpoint of our guidance for the current quarter. And you can see that the net income will be well over $1.3 billion for the fiscal year and has grown tremendously from being under $400 million just back in fiscal '12.

And something that investors really worry about is free cash flow. And I think we've done a really good job of growing the free cash flow from the business in the current fiscal year and we'll be over $1.2 billion in free cash flow generation. And that's essentially cash flow from operations minus CapEx. And it's over 30% in the fiscal year. And we think that we've got the ability to continue to take that higher. The capital intensity of the business is quite low. We've been investing a lot over the course of the last year bringing a lot of the assembly and test operations in-house, and that has made the CapEx spike, and I'll show you a slide on that in just a little bit. But the cash flow from this business is tremendous.

So this is a slide that we've shared before in the past and essentially shows, from the date of the Atmel acquisition through to last quarter, how has the business improved? So we've gone from $844 million in revenue in a quarter to $994 million last quarter. And probably more importantly, the operating margin has improved by 1,200 basis points from 27.4% to 39.4%, which is just a tremendous growth that we've seen over the course of the last 7 or 8 quarters, and we're driving and getting very close to the 40% operating margin target.

So here's the slide that Steve showed that shows the combination of Microchip and Microsemi, be about a $5.9 billion revenue company with 62% gross margins and operating income of about 37.1%. And we think, over the course of time, long term, we can drive that to 63% gross margins, about 22.5% operating expenses, driving 40.5% operating margins.

Our EBITDA has been growing quite rapidly, 18.2%, since fiscal '09 and is going to be well over $1.6 billion in the fiscal year that we'll close out at the end of this month.

So this has always been a concern of investors when we close an acquisition and we use debt. Obviously, the leverages increases and that's going to be the case when the Microsemi deal closes. But this just shows an example of that. When we closed Atmel, the first quarter after we closed Atmel, our leverage was about 3.2x. So that was at the end of our June quarter. We acquired Atmel in the early part of April of fiscal '17. And you can see how we rapidly delevered. Our free cash flow improved, our EBITDA was growing and at the end of the current fiscal year, we expect our leverage to be just over 1x. So come down tremendously, you can see how this shows how we integrate an acquisition, how cash flows improve and how leverage can come down very, very rapidly.

So $5 billion returned to shareholders through our dividend program and stock buyback program. So you can see the bar is showing essentially the annualized run rate for the dividends that we pay per share and then the dollars on an annual basis for fiscal '18 is in the $340 million range. We're very much committed to that program. We think our shareholders value that and that will continue.

Okay, speaking to inventory. So our long-term target for inventory days on Microchip's balance sheet, which is represented by the red bars on this slide, is 115 to 120 days. We ended last quarter with 115 days of inventory and expect, based on our guidance for the March quarter, that we're going to be in that 115 to 120 range. So right where we want to be. I think it positions us very well heading into the stronger quarters of the year, in June and September. And we don't think that we have any sort of inventory issue. We think we're in very good shape right now.

The blue bars show what our distributors are holding. Now you know that we recognize revenue today on a full sell-through basis for distribution. We don't push inventory in the distribution. Essentially, they find the level that they think they need to support their customer base. And the target range for distribution inventory is 30 to 40 days. We ended last quarter with 34 days of inventory. It's very normal, based on regular holding patterns for distributors. So overall, inventory is in excellent condition.

Okay, CapEx. So this shows annualized CapEx. Historically, we've been at higher percentages. This current fiscal year, we're about 5.25%. That's plotted at the midpoint of our guidance for fiscal year, which is about $205 million in CapEx, and it's higher than it's been over the last couple of years. And the reason for that is really the integration of Atmel, investing in the capital level we need to grow our organic business, but then taking the opportunity to bring in-house some of the assembly and test operations that Atmel outsourced almost all that to third parties, bring that in-house, gaining control of supply chain and driving significant cost improvements. And we still have a long ways to go on that as I mentioned before, but the CapEx still is pretty low as an overall percentage of sales.

So to summarize the financial presentation, we're consistent market share gainer. Our long-term business outlook is very positive as you've heard from Ganesh and Rich today with Microchip 2.0. And we've got one of the premium models in the industry from a gross margin standpoint. Operating margins, overall, we think, are going to drive to 40%-plus over time. We've got a very good track record from a financial standpoint with our acquisitions, integrating those and driving towards higher margins. Our cash flow from this business is extremely high and we can delever very quickly, and our inventory is in a very, very good position.

So with that, do you have any financial questions? Okay, how about we get a mic out to you? Craig?

Craig Andrew Ellis - B. Riley FBR, Inc., Research Division - Senior MD & Director of Research
Craig Ellis, B. Riley. Eric, can you just speak to 2 things. One, do you have the same potential, do you believe, with Microsemi to do some of the same in-sourcing that you did with Atmel on the back end? And if so, what does that mean for year 1 and year 2 capital intensity for the business relative to your current targets? And the follow-up question would be back to some of the financial targets that Steve initially talked about with the synergies. I know you don't want to break out the source in the income statement of the synergies, but can you provide any color on the linearity of the synergies from here to year 3?

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Okay. So on the insourcing of manufacturing activities. We're sure that there's opportunities for that, but it's very early stages. We need to get connected to the next level of management and start having those discussions and figure out what makes sense. So absolutely, there's opportunities. We don't know specifically what they are at this point in time. And Ganesh and Steve, you feel free to add onto that.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Through the diligence, some of the packages, some of the products that we have compared, our cost internally are same level lower than we saw in the Atmel base. So the opportunity also exists in this case because we have taken some of their costs, which are outsourced and we bring them in, it's a similar level. Although the task becomes very monumental because we're still very, very busy with Atmel. And so take on all of this, again, some of the low-hanging fruit my change. Before that, the next thing to do with having an Atmel product in the combined system, some of the lower hanging fruit might become Microsemi. So it will change, but -- and we can also increase some energy but we can't double up because the inside factories are very busy also doing our organic business so the task becomes monumental. This will take some time.

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
And I think the second portion of the question was a little more detail on synergies. We are not ready to break that out at this point in time.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
I think we gave you a number at the end of first year. We gave you the number in third year? So I think you can -- that is -- you almost have it.

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
We know it's not that easy. We have to put in your model and make it work. But until the transaction closes, I don't think we're going to share much more.

Craig Andrew Ellis - B. Riley FBR, Inc., Research Division - Senior MD & Director of Research
Does the 7% to 9% revenue growth goal still apply for the combination with Microsemi? Or is there a new target?

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Yes. Too early for us to comment on that.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Yes, so I think somebody was asking me during the break, and they were looking at the last 10 years of Microsemi business. If you take the acquisitions out, the growth was nearly 0. We believe with some of the stuff they have done in their business, acquiring some great companies like PMC-Sierra and others using a similar total system solutions modality, although they don't call it that. They are growing. Their organic funnel looks good. And last year, the business grew organically. So we think there is organic growth there also. But to, at this point in time, look at -- for us to judge what their organic growth is and what the incremental selling is and, with all that, be able to put a number, the same day as we announced the deal, I think that's impossible. We have to see over time.

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Grab one of those mics and pass them around. We've got one in the back? Thanks.

James Wang - KeyBanc Capital Markets Inc., Research Division - Associate
This is James Wang from KeyBanc Capital Markets. So I just wanted to follow up on the comment -- prior comment that there could still be competing offers that could be made for Microsemi? And we were just wondering, if this scenario happens, is Microsemi -- would Microchip be willing to increase its offer?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Well, how about no? Otherwise, I'm inviting a higher offer?

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
We will deal with that...

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
We're joking today that we'll take the break up fee and divide it among ourselves.

James Wang - KeyBanc Capital Markets Inc., Research Division - Associate
Eric, can you comment a little bit on the structure of how Microchip may raise that incremental debt? The company has used convert in the past, that structure. Would think about -- or bonds or other forms of debt financing?

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
So it is not our intention to use convert for this debt. It'll probably be a combination of Term Loan B and then the investment grade high-grade markets.

Unidentified Analyst
Steve, I had a question for you. Not just for Microchip, but for more of the broad -- what I call as the broad suppliers of analog and microcontroller products, the ASPs are holding relatively steady now, everybody's talking about it. Part of it, I think, is the (inaudible) philosophy that have been happening in the industry for the last 2 years, and part of it is just very good supply balance. You've seen a bunch of cycles in the past. When was the last time you saw this kind of balance? And how long did it last? And why isn't anybody stepping up trying to take market share, trying to add capacity in your opinion?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So I think a good part of the reason is that increasing portion of semiconductor industry is no longer commoditized. A lot of the -- Ganesh gave a great example. The resulting product with an analog to a microcontroller, building a combined product is no longer commoditized. It's very differentiated product. So in differentiated product, a customer has a 2-year design cycle to put somebody else in there. So I think having a proprietary socket, that's part of it. Supply and demand in balance in our industry doesn't grow 50% in 1 year and then goes down 20% next year anymore. So cycles have gotten a lot muted, and so that really has helped. The mergers have helped. They're not 10 guys passed at every door and trying to lower the price. So that thing had helped. I think some of the old management has retired. The new breed of management is more price disciplined, the industry margins are higher, operating margins are higher, they are better operators. And we have retired a number of that operators and (inaudible) has retired a number of those operators and others there. And that will continue to happen. So it's a combination of all those things.

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Any other questions in the room? See any? How about on the phone? Any questions on the phone?

Operator
(Operator Instructions) And we'll take our first question from Chris Caso with Raymond James.

Christopher Caso - Raymond James & Associates, Inc., Research Division - Research Analyst
Just a question on the operating margin target, and the 40.5% target now. Does that assume that you'll be able to push the core Microchip operating margins well below -- well above 40%? And I know you don't want to get specific on the synergies at this point, but just given Microsemi's size, I'd have to imagine the operating margins on the Microsemi part of the business would have to get pretty close to 40% in order to achieve that for the company as a whole. Is that at least a reasonable way of thinking about things? Or am I missing something?

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
So I think the way I'd answer that is we still see continued improvement in our operating model. We've got 100 basis points-plus of gross margin to take for the Microchip -- I'll call it Microchip Classic now -- business. And we see that when we bring these companies together for acquisition, that their joint team effort of taking the best-in-class from both companies to find ways to improve both the gross margins as well as the operating expenses and overall operating margins, so what exactly that mix is going to look like? We are not updating the Microchip model today, it essentially is a combined company model that we're giving you.

Operator
And our next question comes from Craig Hettenbach with Morgan Stanley.

Craig Matthew Hettenbach - Morgan Stanley, Research Division - VP
Just a question on the OpEx as a percent of sales as you've driven it down steadily. Can you just talk about the benefits of scale? And then looking forward once we get kind of a steady state, can you talk about the OpEx investment and how much that drives the long-term 7% to 9% revenue growth target?

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
So scale definitely helps with operating expenses, right? I mean, you get certain synergies from being able to combine things as you don't need to of at a combined company. So that absolutely helps. I think you had a second piece of your question that was revenue-based. I'm not quite sure how that's linked to the expenses?

Craig Matthew Hettenbach - Morgan Stanley, Research Division - VP
Yes, just the level of investment that you think is required?

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Okay, yes. So we think in the model that we provided today for the combined company, is it leaves us room to make the proper investments, the continue to invest in technical resources in R&D, in customer-facing activities that we need to drive the long-term health of the business. And you can't under-invest and drive long term out in time, 5, 10 years, 40% operating margin.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
So I think we'll keep hearing the 7% to 9% going forward. We're not really changing our outlook on what Microchip can do. But we, today, don't have a -- on a continuous basis long-term revenue target for Microsemi. As we said earlier, their organic growth really has been 0, they've largely grown from acquisitions. But in the last year or so, they did grow organically, but the industry was very good in 2017, everybody grew. So it takes more time for us to understand what is the organic growth there, and we think we can make it better to some of our methodologies and total system solution. But don't make the error to, number one, assume our seasonality that we all made with the Atmel. And don't make the other that the new combined company is a 7% to 9% growth. We don't know that. Ours is 7% to 9%, we don't know what is theirs and we have to figure it out. And I know that may make your modeling difficult, but leave some room. And we've given you some guidance regarding where the earnings could go.

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Any other questions from the phone?

Operator
(Operator Instructions) We move now to Chris Rolland with Susquehanna International Group.

Christopher Adam Jackson Rolland - Susquehanna Financial Group, LLLP, Research Division - Senior Analyst
And this one's probably for both of you guys. If you could talk about kind of the M&A environment overall and how you see it, maybe talk about valuations out there. I know Microsemi was kind of on the cheaper side. Was this the only deal that you guys could identify out there that kinda met the kind of valuation structure you're looking? Or could you potentially identify some other targets out there as well?

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Well, let me take that. Number one, Microsemi is not on the cheaper side. We paid the highest price to revenue that we have ever paid. The company obviously was more profitable and higher gross margin and all that, but it's the most expensive deal in total dollars or by any multiple you look at, so it's not cheap. And your question is how do we see the environment. I think for us, it's irrelevant now. We're locked up for a couple years now trying to integrate this and a lot of heavy lifting like we did with Atmel. So what the environment is and who else is available is relatively irrelevant for us right now.

Operator
And at this time, there are no further questions.

James Eric Bjornholt - Microchip Technology Incorporated - VP & CFO
Okay. Well thank you very much, everybody. I appreciate you showing up on the phone and in-person with very short notice. And we can hang out afterwards for those of you who are here, if you want to touch the touchdown video. All right. Thank you very much.

Steve Sanghi - Microchip Technology Incorporated - CEO & Chairman
Yes, we really are honored to have you here. So we finished on time, it's about 6:00. The video is about 13, 14 minutes. If you want to watch, you're welcome to stay here and we'll play it. If you want to watch it yourself, it's on the USB stick also. So Debbie, how are we doing it? How we're playing it? It's on your PC. Okay.

Forward Looking Statement Safe Harbor:
As reflected in the foregoing transcript, during the course of the presentation, we made projections or other forward-looking statements regarding the future financial performance of the company or future events, including our strategy, growth drivers, industry outlook, industry trends, market size and our financial model.  We also made projections or other forward-looking statements regarding our pending acquisition of Microsemi including deal timing, deal benefits, synergies, integration plans, plans to finance the transaction, deal accretion and pro-forma financial information for the transaction.  We wish to caution you that such statements are just predictions and that actual events or results may differ materially. These statements are subject to a number of risks and uncertainties, including the actual timing of the closing of the Microsemi acquisition, the satisfaction of the conditions to closing in the Microsemi acquisition agreement, any termination of the Microsemi acquisition agreement, the effect of the acquisition on Microchip’s and Microsemi’s existing relationships with customers and vendors and their operating results and businesses; the costs and outcome of any litigation involving Microchip, Microsemi or the acquisition transaction, our ability to successfully integrate the operations and employees, retain key employees and customers and otherwise realize the expected synergies and benefits of our Microsemi acquisition; the impact of any future significant acquisitions that we may make; any economic uncertainty due to monetary policy, political or other issues in the U.S. or internationally, any unexpected fluctuations or weakness in the U.S. and global economies (including China), changes in demand or market acceptance of our products and the products of our customers; changes in U.S. corporate tax laws as a result of the Tax Cuts and Jobs Act of 2017 or other future legislation, foreign currency effects on our business; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively manage and expand our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; our ability to obtain a sufficient supply of wafers from third party wafer foundries and the cost of such wafers, the costs and outcome of any current or future tax audit or any litigation or other matters involving intellectual property, customers, or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally. Actual results may differ materially from the expected results. For a detailed discussion of these and other risk factors, please refer to Microchip's and Microsemi’s filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of Forms 10-K, 10-Q, 8-K and other relevant documents for free at Microchip's website (www.microchip.com), Microsemi’s website (www.microsemi.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services. These documents contain and identify other important factors that could cause our actual results to differ materially from those contained in our projections or forward-looking statements.  You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of such presentation or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It
In connection with the proposed acquisition, Microsemi will file a proxy statement and other related documents with the SEC.  INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and stockholders may obtain a free copy of these documents (when available) and other documents filed by Microsemi at the SEC's web site at www.sec.gov and at the Investor section of their website at https://investor.microsemi.com/.

Microchip, Microsemi and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Microsemi in connection with the Merger.  Information regarding the special interests of these directors and executive officers in the transaction will be included in the proxy statement described above.  Additional information regarding the directors and executive officers of Microchip is also included in Microchip's proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on July 13, 2017.  Additional information regarding the directors and executive officers of Microsemi is also included in Microsemi’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on December 20, 2017.  These documents are available free of charge at the SEC's web site at www.sec.gov and as described above.